Exhibit 10.6.2
SECOND AMENDEDMENT DATED AS OF NOVEMBER 9, 2006 TO THE
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective November 9, 2006, the Supplemental Executive Retirement Plan Article IX is amended by adding the following paragraph to Section 9.1:
“Not withstanding any other provisions of the plan to the contrary, in the event that the plan is terminated and benefits are paid out to all participants in a lump-sum, the Committee shall base the lump-sum payments on the single premium purchase price for an insured annuity for the termination benefit. The termination benefit shall be equal to the benefit which has the greatest value to the participant taking into account the potential early retirement benefit available under the Plan. The single premium shall be based on commercial annuities available from insurance companies which have a rating of A+ or higher using the A.M. Best Company rating scale.”